Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-121925) of News Corporation and to the incorporation by reference therein of our report dated February 23, 2004 (except for items c, d, e of Note 19, as to which the date is March 2, 2004), with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. for the year ended December 31, 2003, included in News Corporation’s Current Report on Form 8-K filed on November 24, 2004 for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 24, 2005